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                    August 13, 2020

       Scott Asbjornson
       Chief Financial Officer
       AAON, Inc.
       2425 South Yukon Ave.
       Tulsa, OK 74107

                                                        Re: AAON, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 000-18953

       Dear Mr. Asbjornson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology